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                         CONSENT OF INDEPENDENT AUDITORS
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The Board of Directors
INTERLINQ Software Corporation:


We consent to the incorporation by reference in the registration statements (Nos. 33-63388, 333-04558 and 333-21099) on Form S-8 of INTERLINQ Software Corporation of our report dated July 30, 1998, except for notes 1(q), 3 and 5 which are as of March 8, 1999, relating to the balance sheets of INTERLINQ Software Corporation as of June 30, 1998 and 1997, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, and the related schedule, which report appears in the June 30, 1998, annual report on Form 10-K/A of INTERLINQ Software Corporation.



/s/ KPMG LLP


Seattle, Washington
March 8, 1999







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